Exhibit 4.11

English summary of Principal Terms of the Fourth Addendum to the Lease Agreement (dated March 22, 2015, as amended by that certain Second Addendum entered on February 27, 2017 and that certain Third Addendum entered on August 8, 2018) entered into on March 11, 2021, by and between Mintz K. Construction Company Ltd. (the “Landlord”), as landlord, and Galmed Research and Development Ltd. (the “GRD”), as tenant (the “Addendum”).

The Addendum

●	Premises covered by the Addendum: Approximately of 590 square meters (the “Total Premises”).

●	Term of Lease: According to the Addendum, the term of the lease of the Total premises shall be from March 22, 2021 until March 21, 2023 (the “New Lease Term”), provided however that GRD shall have an option to extend the New Lease Term in accordance with the terms of the Lease Agreement, from March 22, 2023 until March 21, 2024 (the “Option Period”).

●	Fees: GRD shall pay a monthly rental fee in the amount of NIS 35,000 plus VAT for the Total Premises. In the event that the option is exercised by GRD, GRD shall pay monthly rental fees for the Total Premises in the amount of NIS 38,290 during the Option period.

●	Security: GRD shall provide the Landlord with an autonomous bank guarantee of NIS 172,264.

<u>תוספת רביעית להסכם שכירות מיום 22.3.2015</u>

שנערכה ונחתמה ביום 11 בחודש מרץ שנת 2021

בין: **ק. מינץ חברה קבלנית לבניין בע"מ, ח.פ. 510863798**
מרחוב לבונטין 18, ת"א
(להלן: "**המשכיר**")

<u>מצד אחד</u>

לבין: **גלמד מחקר ופיתוח בע"מ, ח.פ. 514983196**
מרח' טיומקין 16, ת"א
(להלן: "**השוכר**")

<u>מצד שני</u>

הואיל וביום 22.3.2015 נחתם בין המשכיר לבין השוכר הסכם שכירות על נספחיו (להלן: "**הסכם השכירות המקורי**") על-פיו שוכר השוכר מן המשכירה את המושכר, כהגדרתו בהסכם השכירות המקורי (שטח של 356 מ"ר ברוטו בקומה 4 של בניין הידוע כבית קרת"א המצוי ברחוב טיומקין 16, תל אביב (להלן בהתאמה: "**הבניין**" ו-"**המושכר המקורי**");

והואיל ביום 29.2.2016 נחתמה תוספת ראשונה להסכם השכירות בעניין הצבת שלט השוכר על גג הבנין (להלן: "**השלט**");

והואיל וביום 27.2.2017 נחתמה תוספת שניה להסכם השכירות המקורי (להלן: "**התוספת השניה**"), לפיה שכר השוכר מאת המשכיר את המושכר הנוסף, כהגדרתו בתוספת השנייה (שטח של 90 מ"ר ברוטו בקומה ה-4 בבניין) (להלן: "**המושכר הנוסף הראשון**");

והואיל ובחודש אוגוסט 2018 נחתמה תוספת שלישית להסכם השכירות המקורי (להלן: "**התוספת השלישית**"), לפיה שכר השוכר מאת המשכיר מושכר נוסף שני בשטח של 144 מ"ר ברוטו בקומה ה-4 בבניין (להלן: "**המושכר הנוסף השני**"). סה"כ שטח המושכר הכולל הינו 590 מ"ר ברוטו המורכב מהמושכר המקורי, המושכר הנוסף הראשון והמושכר הנוסף השני (להלן יחד: "**המושכר הכולל**");

הסכם השכירות המקורי, התוספת השנייה והתוספת השלישית וכן כל תוספת אחרת שנחתמה להסכם השכירות המקורי יכונו יחד להלן: "**הסכם השכירות**";

והואיל וברצון השוכר להאריך השכירות במושכר הכולל והצדדים הגיעו להסכמות ולהוראות כמפורט בתוספת זו להלן;

<u>לפיכך הוסכם, הותנה, והוצהר בין הצדדים כדלקמן:</u>

1. <u>מבוא</u>

1.1. המבוא לתוספת זו מהווה חלק בלתי נפרד ממנה ומתנאיה.

1.2. למונחים שבתוספת זו תהא המשמעות שניתנה להם בהסכם השכירות, אלא אם שונו במפורש בתוספת זו.

1.3. בכל מקרה של סתירה בין הוראות תוספת זו לבין הוראות הסכם השכירות, תגברנה הוראות תוספת זו.

1.4. מלוא הוראות והתנאים בהסכם השכירות ימשיכו ויעמדו בתוקפם המלא ויחייבו את הצדדים למעט שינויים מחויבים, וזאת למשך כל תקופות השכירות על פי תוספת זו, אלא אם שונו במפורש בתוספת זו.

2. **הארכת תקופת השכירות**

2.1. על אף כל האמור בהסכם השכירות, הצדדים מסכימים כי השכירות במושכר הכולל תוארך ב-24 חודשים נוספים החל מיום 22.3.2021 ועד ליום 21.3.2023 (להלן: **"תקופת השכירות הנוספת במושכר הכולל"**).

2.2. הצדדים מסכימים כי לשוכר תהא אופציה להארכת תקופת השכירות הנוספת של המושכר הכולל ב-12 חודשים נוספים החל מיום 22.3.2023 ועד ליום 21.3.2024 (להלן: **"תקופת האופציה לשכירות נוספת 2023 במושכר הכולל"**). מימוש האופציה לשכירות נוספת 2023 במושכר הכולל מותנה בתנאים הבאים במצטבר: א. השוכר עמד בכל התחייבויותיו בהתאם להסכם השכירות ב. השוכר העביר הודעה מראש ובכתב למשכיר לפחות 4 חודשים טרם תום תקופת השכירות הנוספת במושכר הכולל ג. דמי השכירות בתקופת האופציה לשכירות נוספת 2023 במושכר הכולל יהיו בהתאם לאמור בסעיפים 3.2 ו- 3.5 להלן ד. השוכר האריך את תוקף הערבויות הבנקאיות לתקופת האופציה לשכירות נוספת 2023 במושכר הכולל כאמור בסעיף 5 להלן.

3. **דמי השכירות בגין המושכר הכולל**

3.1. הצדדים מסכימים כי דמי השכירות אשר ישלם השוכר למשכיר לכל חודש במהלך תקופת השכירות הנוספת במושכר הכולל (ס' 2.1 לעיל) יעמדו על סך של 35,000 ₪ צמוד למדד הבסיס כהגדרתו בסעיף 3.5 להלן ובתוספת מע"מ כדין (להלן: **"דמי השכירות בגין המושכר הכולל"**), ואשר ישולמו כמפורט בסעיף 3.3 להלן.

3.2. הצדדים מסכימים כי דמי השכירות אשר ישלם השוכר למשכיר לכל חודש במהלך תקופת האופציה לשכירות הנוספת 2023 במושכר הכולל (סעיף2.2 לעיל), יעלו בשיעור של 9.4% ביחס לדמי השכירות בתקופת השכירות הנוספת במושכר הכולל ויהיו בסך של 38,290 ₪ לכל חודש צמוד למדד כמפורט בסעיף 3.5 להלן ובתוספת מע"מ כדין. דמי השכירות לתקופת האופציה לשכירות נוספת 2023 במושכר הכולל, ככל שתמומש, ישולמו למשכיר ב- 4 המחאות רבעוניות לתאריכים: 22.3.2023, 22.6.2023, 22.9.2023, 22.12.2023 כל אחת בסך של 114,870 ₪ (מאה וארבעה עשר אלף ושמונה מאות ושבעים ₪) צמוד למדד ובתוספת מע"מ כדין, שימסרו למשכיר עד ליום 11.3.2023.

3.3. עד לתאריך 11.3.2021 ימסור השוכר למשכיר את דמי השכירות לתקופת השכירות הנוספת ב- 8 המחאות בגין כל שלושה חודשי שכירות. כל המחאה תהא בסך 105,000 ₪ (מאה וחמישה אלף ₪) צמוד למדד ובתוספת מע"מ כדין כל אחת, לתאריכים המפורטים להלן: 22.3.2021, 22.6.2021, 22.9.2021, ו-22.12.2021, 22.3.2022, 22.6.2022, 22.9.2022 ו- 22.12.2022.

3.4. בתום תקופת השכירות הנוכחית, תקופת השכירות הנוספת במושכר הכולל ותקופת האופציה לשכירות הנוספת 2023 במושכר הכולל (ככל שתמומש), יעביר המשכיר לשוכר תחשיב בגין הפרשי הצמדה בעבור התקופה שחלפה וזאת כאמור בסעיף 3.5 להלן אותם ישלם השוכר תוך שבועיים למשכיר.

3.5. לדמי השכירות המפורטים לעיל בסעיפים 3.1 ו-3.2 לעיל יתווספו הפרשי הצמדה למדד כדלקמן:

"מדד הבסיס"- יהיה מדד המחירים לצרכן לחודש פברואר 2015 שפורסם ב 15.3.2015.

"המדד החדש"- המדד הידוע במועד שנקבע לתשלום כל חלק מדמי השכירות לפי תוספת זו.

דמי השכירות יוגדלו באופן יחסי לשיעור עליית מדד המחירים לצרכן במועד כל תשלום ותשלום ביחס למדד הבסיס.

3.6. השוכר יעביר בתשלום הראשון לתאריך 22.3.2021 תשלום בעבור השלט בסך של 400 ש״ח בתוספת מע״מ כדין עבור תקופת השכירות הנוספת במושכר הכולל. ככל שתמומש האופציה כאמור בסעיף 2.2 לעיל, תשלום עבור השלט לשנה נוספת ישולם בתשלום לרבעון הראשון של תקופת האופציה לשכירות נוספת 2023 במושכר הכולל.
האמור בסעיף זה על תת סעיפיו מהווה תנאי יסודי שהפרתו שלא תוקנה בתוך 14 ימים ממועד הודעת המשכיר אודותיה בכתב לשוכר מהווה הפרה יסודית.

4. למען הסר ספק מובהר כי בתום תקופת השכירות הנוספת במושכר הכולל- או בתום תקופת האופציה לשכירות הנוספת 2023 במושכר הכולל, לפי העניין, לא יידרש השוכר להחזיר לקדמותו את החלוקה שנעשתה במושכר הנוסף השני, כאמור בסעיף 8 לתוספת השלישית. כמו כן, אין באמור כדי לגרוע מהוראות סעיף 24 להסכם השכירות המקורי ביחס לפינוי המושכר הכולל .

5. למען הסר ספק, השוכר מתחייב להאריך את תוקפן של הערבויות הבנקאיות עד לשישים יום לאחר סיום תקופת השכירות הנוספת במושכר הכולל, וככל שתמומש האופציה לשכירות הנוספת 2023 לשכירות- להאריך תוקפן גם לתקופת אופציה זו וכתב הארכת הערבויות ימסר לידי המשכיר. הפרה של סעיף זה שלא תוקנה בתוך 14 ימים ממועד הודעת המשכיר אודותיה בכתב לשוכר תהווה הפרה יסודית.

6. <u>כללי</u>

6.1. למניעת ספק בכל מקום בהסכם השכירות בו נעשה שמוש במונח ״מושכר״ יראו את המושכר: המושכר הכולל (בשינוים המחויבים).

6.2. האמור בתוספת זו אינו אמור לשנות את הסכם השכירות המקורי למעט אם נקבע אחרת בתוספת זו ולמעט שינוים מחויבים ומשקף את מלוא הסכמות הצדדים לגבי תקופות השכירות הנוספת בגין המושכר הכולל ולא יהא כל תוקף לכל הבטחה, מצג, התחייבות וכד׳, בין בע״פ ובין בכתב, שלא בא זכרם בתוספת זו. כל שינוי או תוספת להסכם השכירות ו/או לתוספת זו יהיו בתוקף רק אם ייעשו בכתב וייחתמו על ידי שני הצדדים.

6.3. תוספת זו מהווה חלק בלתי נפרד מהסכם השכירות.

ולראיה באו הצדדים על החתום, במקום ובמועד הנקובים לעיל:

______________________	______________________
המשכיר	השוכר

<u>אישור עו״ד</u>

אני הח״מ, ____________, עו״ד, מאשר/ת בזאת את חתימת המשכיר, ____________, על תוספת זו.

____________	______________________
תאריך	_______, עו״ד

<u>אישור עו״ד</u>

אני הח״מ, ____________, עו״ד, מאשר/ת בזאת את חתימת השוכר, ____________, על תוספת זו.

____________	______________________
תאריך	_______, עו״ד